                                                                   EXHIBIT 11.1


                               NOVA CORPORATION
                 COMPUTATION OF PRO FORMA EARNINGS PER SHARE

                                                       Three Months Ended
                                                            March 31,
                                                      1995             1996
                                                  --------------------------------
Weighted average Common Stock outstanding during
  the period                                         1,671,296        11,490,802
Cheap Stock (1)                                         51,022            28,053
Conversion of Preferred Stock into Common Stock     11,876,218        11,876,218
Dilutive effect of common stock equivalents              ---           2,575,717
                                                   -----------       -----------
     Total                                          13,598,536        25,970,790
                                                   ===========       ===========


Net income (loss)                                  ($1,599,000)       $1,115,000
Less: Preferred Stock dividends                        140,056           154,595
                                                   -----------       -----------
Net income (loss) available for Common Stock and
  common stock equivalents                         ($1,739,056)         $960,405
                                                   ===========       ===========

Per share amount                                        ($0.13)            $0.04
                                                   ===========       ===========

__________

(1) Pursuant to Securities and Exchange Commission Accounting Bulletin No. 83, common stock and common stock equivalents issued at prices below the assumed initial public offering price per share ("Cheap Stock") during the twelve months immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented.